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The Alkaline Water Company Announces Non-brokered Private Placement of Subscription Receipts

SCOTTSDALE, Arizona - April 26, 2020 - The Alkaline Water Company Inc. (NASDAQ and TSXV: WTER) (the "Company") today announces, subject to regulatory approval, a non-brokered private placement financing (the "Financing") of up to 4,444,444 subscription receipts (each, a "Subscription Receipt") at a price of US$0.45 per Subscription Receipt for total gross proceeds of up to US$2,000,000.  Each Subscription Receipt will entitle the holder to acquire, for no additional consideration, one unit (each, a "Unit") consisting of one common share (each, a "Share") of the Company and one transferable share purchase warrant (each, a "Warrant") upon shareholder approval for the Financing (the "Release Condition"). Each Warrant shall entitle the holder thereof to acquire one Share (each, a "Warrant Share") for a period of three years from the date of issuance thereof at a price of US$0.55 per Warrant Share, subject to the subject to acceleration if, following the issuance of the Warrants, the Shares have a closing price on the TSX Venture Exchange (the "Exchange") or such other exchange on which the Shares may be traded at such time) of US$1.75 or greater per Share for a period of twenty (20) consecutive trading days at any time from the closing date of the Financing, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof (by disseminating a news release advising of the acceleration of the expiry date of the Warrants) and, in such case, the Warrants will expire on the thirtieth day after the date of such notice.

The Subscription Receipts will be converted into Units on the date the Release Condition is satisfied.  The proceeds of the Financing will be held in trust and will not be released to the Company until the Release Condition has been satisfied.  If the Release Condition is not satisfied on or before July 15, 2020, the proceeds of the Financing will be returned to subscribers without interest or penalty, and the Subscription Receipts will be cancelled.

The proceeds of the Financing are expected to be used to fund the Company's general working capital and expansion of production capacity.

Finder's fees may be payable in connection with the Financing in accordance with the policies of the Exchange.

None of the securities to be issued in connection with the Financing will be or have been registered under the United States Securities Act of 1933, as amended (the "1933 Act"), and none may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This press release is being issued pursuant to Rule 135c of the 1933 Act and shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities, in any state where such offer, solicitation or sale would be unlawful.

The Alkaline Water Company Inc.

Richard A. Wright
President and CEO
800-923-1910

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.